Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on November 13, 2014

Registration Statement No. 333-194765-02

NEW ISSUE ABS: $975.11MM AMCAR 2014-4 *PRICING DETAILS*

JOINT-LEAD MANAGERS : RBS (struc), BARC, CITI, RBC

CO-MANAGERS         : CS, DB, JPM

CLS	SIZE($MM)	WAL	S&P/F	P.WIN	E.FIN	L.FIN	BNCH	SPD	YLD%	CPN%	$PX
A1	182.000	0.23	A-1+/F-1+	1-6	05/15	12/15	YLD%		0.25	0.25	100-00
A2A	166.000	1.00	AAA/AAA	6-21	08/16	04/18	EDSF	+ 38	0.722	0.72	99.99909
A2B	166.000	1.00	AAA/AAA	6-21	08/16	04/18	1mL	+ 40			100-00
A3	198.170	2.18	AAA/AAA	21-33	08/17	07/19	IS	+ 47	1.282	1.27	99.98158
B	76.710	2.94	AA/AA	33-39	02/18	12/19	IS	+ 75	1.882	1.87	99.98670
C	95.230	3.51	A/A	39-46	09/18	11/20	IS	+ 115	2.486	2.47	99.98923
D	91.000	3.96	BBB/BBB	46-48	11/18	11/20	IS	+ 160	3.093	3.07	99.98796

EXPECTED SETTLE	: 11/20/2014
FIRST PMT DATE	: 12/08/2014
PRICING SPEED	: 1.50% ABS
CLEAN-UP CALL	: 10%
REGISTRATION	: PUBLIC (SEC REGISTERED)
ERISA ELIGIBLE	: YES
MIN DENOMS	: $1k x $1k
BLOOMBERG TICKER	: AMCAR 2014-4
BILL & DELIVER	: RBS

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.